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                                                                     Exhibit 3.5

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            PORT ARTHUR FINANCE CORP.

                                  June 6, 2002

                  Port Arthur Finance Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

         FIRST: The name of the Corporation is Port Arthur Finance Corp.;

         SECOND: The Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on the 2nd day of August, 1999;

         THIRD: The Board of Directors of the Corporation (the "Board of Directors") has duly adopted this amendment and restatement of the Certificate of Incorporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law; and

         FOURTH: The Certificate of Incorporation of the Corporation is hereby restated and amended in its entirety to read as follows:

                  1. Name. The name of the corporation is Port Arthur Finance Corp. (the "Corporation").

                  2. Address; Registered Agent. The address of the Corporation's registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                  3. Purpose. The purpose of the Corporation is to engage exclusively in the following activities:

                  (a) to issue and sell notes and otherwise borrow funds (collectively, the "Project Debt"), as agent on behalf of Port Arthur Coker Company L.P. (the "Partnership"; together with the Corporation, Sabine River Holding Corp. and Neches River Holding Corp., the "Project Companies"), in order to finance the Project (as defined in
         Article 9 below);

                  (b) to lend all the proceeds of the Project Debt to the Partnership;

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                  (c) to execute any and all Financing Documents (as such term is defined in Article 9 below) to which the Corporation is to be a party; and

                  (d) to engage in any lawful act or activity, and to exercise such powers permitted to corporations organized under the laws of the State of Delaware.

                  4. Capitalization. The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock with a par value of $0.01 per share.

                  5. By-Laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

                  6 . Liability of Directors. Except as otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, the liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Any repeal or modification of this Article 6 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                  7. Indemnification. The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of Delaware, as now or hereafter in effect, indemnify all persons whom it may indemnify under such provisions. Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                  8. Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  9. Additional Definitions. The following terms use herein shall have the following meanings:

                  "Financing Documents" means any and all documents to be executed in connection with the Project which evidence or secure the financing of the construction of new delayed coking unit, hydrocracker, sulfur complex and related assets by the Partnership at the Clark refinery in Port Arthur, Texas or the on-going working capital requirements of the Partnership including, without limitation (i) a common security agreement, (ii) one or more loan agreements, (iii) a transfer restrictions agreement, (iv) an intercreditor agreement, (v) a guaranty insurance policy and reimbursement agreement, (vi) a debt service reserve account insurance guarantee, (vii) a note purchase agreement, (viii) an indenture, (ix) notes, (x) one or more mortgages,
         (xi) one or more pledge agreements, (xii) a registration rights agreement and (xiii) any other documents delivered under or in connection with any of the foregoing.

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                  "Project" means the financing, construction, ownership and operation by the Partnership of a new delayed coking unit, hydrocracker, sulfur complex and related assets to be located at the Port Arthur, Texas refinery of Clark and the leasing from Clark, and operation of, the crude unit, the vacuum tower, two distillate hydrotreaters and one naphtha hydrotreater owned by Clark and located at its Port Arthur, Texas refinery.

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                  IN WITNESS WHEREOF, Port Arthur Finance Corp. has caused this
Amended and Restated Certificate of Incorporation to be signed by Dennis R. Eichholz, its Senior Vice President - Finance and Controller on the date first written above.

                                             PORT ARTHUR FINANCE CORP.

                                             _________________________________
                                             Name:    Dennis R. Eichholz
                                             Title:   Senior Vice President -
                                                      Finance and Controller